UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2013

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California		94111-2702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2013, Diamond Foods, Inc. (“Diamond”) announced that Raymond P. Silcock has been appointed to serve as Diamond’s Executive Vice President and Chief Financial Officer, effective June 11, 2013. Mr. Silcock replaces Michael Murphy of Alix Partners, LLP, who has been serving as Diamond’s interim Chief Financial Officer since his appointment on February 8, 2012 and who has resigned from such position, effective as of June 11, 2013. Mr. Silcock, 62, most recently served as Chief Financial Officer of The Great Atlantic & Pacific Tea Company, one of the largest grocery companies in the northeast region of the United States, from 2011 to 2013. From 2010 to 2011, he served as Executive-in-Residence at Palm Ventures LLC. Prior to that, he served as the Chief Financial Officer of several public and privately-held companies in the food and beverage industry, including UST, Inc. from 2007 to 2009, Swift & Company from 2006 to 2007 and Delimex Holdings from 1997 to 1998. Mr. Silcock was also Chief Financial Officer of Cott Corporation from 1998 to 2005 where he was instrumental in driving the restructuring and turnaround of that business. Mr. Silcock began his career at Campbell Soup Company in 1979, where he spent eighteen years advancing through financial management roles, culminating as Vice President, Finance for the Bakery and Confectionary Division. Mr. Silcock holds an MBA from the Wharton School of the University of Pennsylvania and is a Fellow of the Chartered Institute of Management Accountants (UK). He has served as a member of the board of directors of Pinnacle Foods Corporation since 2008, and was on the boards of directors of Prestige Brand Holdings Inc. from 2006 to 2009, Bacardi Limited from 2003 to 2008 and American Italian Pasta Company from 2006 to 2007.

Diamond entered into a letter agreement with Mr. Silcock in connection with his appointment as Diamond’s Chief Financial Officer. Under that agreement, Diamond agreed to pay Mr. Silcock a base salary of $525,000, and Mr. Silcock will be eligible to receive an annual cash bonus with a target amount equal to 70% of his base salary based on a combination of company financial metrics and annual individual performance objectives being achieved. For exceptional corporate and individual performance, Mr. Silcock will be eligible for a bonus of up to 140% of his base salary. Diamond also agreed to pay Mr. Silcock a relocation payment of $300,000, and to grant him a stock option and a restricted stock award effective on the second business day after the release of its earnings results for the third quarter of its 2013 fiscal year (“Grant Date”). The stock option will be granted at an exercise price equal to the closing price of Diamond common stock on The NASDAQ Stock Market on the Grant Date and will be for a number of shares with an aggregate value of $650,000 divided by the fair value of Diamond stock options using the company’s Black-Scholes option valuation methodology and the closing price of Diamond common stock on the Grant Date. The restricted stock award will be for a number of shares equal to $650,000 divided by the closing price of Diamond common stock on The NASDAQ Stock Market on the Grant Date. Both the stock option and the restricted stock award will vest over four years. The option will vest 25% on the one-year anniversary of the Grant Date and the balance in equal quarterly installments thereafter until fully vested. The restricted stock award will vest 25% on each one-year anniversary of the Grant Date. If Mr. Silcock is terminated without cause (as defined in the agreement) within the first three years of service, he will receive: (i) a lump sum payment equal to 12 months of his then current base salary; (ii) a lump sum payment equal to his target bonus for the then current fiscal year; (iii) if such termination occurs following the one-year anniversary of the date Mr. Silcock commenced employment with Diamond, deemed quarterly vesting of the restricted stock award; and (iv) a lump sum payment equal to the cost of 12 months of COBRA health coverage.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release of Diamond Foods, Inc., dated June 10, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: June 10, 2013	By:	/s/ Stephen E. Kim
Name: Stephen E. Kim
Title: Senior Vice President, General Counsel